Independent Accountant's Report

To Deutsche Financial Services Corporation:

We have examined management's assertion about Deutsche Financial Services Corporation's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers relating to RV Trust 1999-1, Marine Trust 1999-2, and RV
Trust 1999-3 as of and for the period ended December 31, 2000 included in the accompanying management assertion. Management is responsible for Deutsche Financial Services Corporation's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Deutsche Financial Services Corporation's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Deutsche Financial Services Corporation's compliance with the minimum servicing standards.

In our opinion, management's assertion that Deutsche Financial
Services Corporation complied with the aforementioned minimum
Servicing standards as of and for the period ended December
31, 2000 is fairly stated, in all material respects.

By:    KPMG LLP
       10 South Broadway - Suite 900
       St. Louis, MO 63102-1761

Date:  February 9, 2001